UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2011

NORTEL NETWORKS

CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Nortel Networks Corporation and Nortel Networks Limited (together, Nortel) announced they have now determined that Nortel’s U.S. subsidiaries and the subsidiaries they control will be deconsolidated and accounted for under the cost method of accounting, effective as of October 1 2010. This change is largely based on Nortel’s work toward standalone debtor estates due to the diminishing interdependency between the estates primarily resulting from the sale of substantially all of Nortel’s global businesses. The change in accounting is currently expected to result in a fourth quarter 2010 non-cash charge of over US$2 billion, subject to finalization of Nortel’s year end close process. The charge is primarily related to the recognition of intercompany liabilities between the Canadian estate and U.S. estate that previously were eliminated upon consolidation of the financial results. The estates continue to work together toward fulfilling Nortel’s obligations under the transition services agreements with purchasers of its sold businesses, as well as in other areas such as efforts to optimize the value of Nortel’s intellectual property portfolio.

As previously reported, Nortel will continue to evaluate the method of accounting for all its subsidiaries.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by the Company on January 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: January 18, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on January 13, 2011.